AMENDMENT NO. 1 TO

AMENDED AND RESTATED
OPTION OVER MOGOLLON PROPERTY AGREEMENT

THIS AMENDMENT NO. 1 to AMENDED AND RESTATED OPTION OVER MOGOLLON PROPERTYAGREEMENT (this “Amendment”) made effective this 17th day of June 2014 (the “Effective Date”).

AMONG:

SANTA FE GOLD CORPORATION, a Delaware company with an office located at 6100 Uptown Blvd NE, Suite 600 Albuquerque, New Mexico 87110 (the “Optionee”)

AND:

COLUMBUS EXPLORATION CORPORATION (formerly known as Columbus Silver Corporation), a British Columbia company with an office located at 1090 Hamilton Street, Vancouver, British Columbia, V6B 2R9 (“CLX)

AND:

COLUMBUS SILVER (U.S.) CORPORATION, a Nevada company with an office located at 573 E. Second Street, Reno, Nevada, 89502 (“CSCUSA” and together with CXL, the “Optionors”)

WHEREAS:

A.	The parties entered into the Amended and restated Option Over Mogollon Property Agreement with an effective date of March 6, 2014 (the “Restated Agreement”);

B.	The parties desire to amend and supplement the Restated Agreement, all upon the terms and subject to the conditions contained herein.

NOW THEREFORE THIS AMENDMENT WITNESSES THAT in consideration of the premises, the mutual covenants herein set forth and the sum of One Dollar ($1.00) of lawful money of the United States of America now paid by the Optionee to the Optionors, the receipt and sufficiency of all of the foregoing being acknowledged by the parties hereto, the parties hereto do hereby mutually covenant and agree as follows:

1.	Section 1.2, Term of Option, of the Restated Agreement, is hereby amended to read in its entirety as follows:

	1.2	Term of Option. The Option shall remain in force during the term of this Agreement until November 21, 2014 (the “Option Period”).

2.	Section 2.1, Payments and Obligations, of the Restated Agreement, is hereby amended to read in its entirety as follows:

2.1.

Payments and Obligations. In order to maintain the Option in good standing and to earn the interest in the Underlying Agreements, Property, and herein provided, the Optionee must duly complete the following:

		(a)	the Optionee must pay to CSCUSA an aggregate of US$1,011,340 on the following schedule (collectively, the “Payments”):

(i)

US$12,350 on or before June 17, 2014. For greater certainty, by entering into this Agreement, the Optionee agrees to pay the US$12,350 and such payment is a firm commitment and is not optional or refundable under any circumstance, including, without limitation, if this Agreement is terminated pursuant to the terms hereof; and

(ii)

Optionee will have until November 21, 2014 to pay US$950,000 (the “Second Payment”) and, for greater certainty, the payment of the Second Payment in such circumstance is to be at the option of the Optionee at its sole discretion; and

(iii)

US$48,990 in consideration for all mining claim maintenance, rental fees, property and other taxes, and other payments that were otherwise due prior to June 17, 2014 to the appropriate government agency or agencies including without limitation the United States Bureau of Land Management and Catron County, New Mexico in order to keep the Property or the Water Rights and Appurtenances in good standing. Optionee shall make such payment either (i) upon exercise of the Option; or (ii) no later than November 21, 2014. For greater certainty, such payment is a firm commitment and is not optional or refundable under any circumstance, including, without limitation, if this Agreement is terminated pursuant to the terms hereof.

(b)

the Optionee must pay to CSCUSA (collectively, the “Obligations”) the following amounts (and for greater certainty, if such amounts have been already paid by CSCUSA on behalf of the Optionee, the Optionee shall reimburse such amounts to CSCUSA after receiving evidence of payment thereof) either (i) upon exercise of the Option; or (ii) no later than November 21, 2014, which Obligations are exclusive of Payments and will not be credited as Payments hereunder (save and except for a one- time credit in favour of the Optionee in the amount of US$2,350 which shall be deducted from the aggregate of such payments due in connection with the Obligations defined hereunder), and are not optional or refundable under any circumstance, including, without limitation, if this Agreement is terminated pursuant to the terms hereof:

(i)

all mining claim maintenance, rental fees, property and other taxes, and other payments that would be otherwise due either prior to the exercise of the Option or by November 21, 2014, as applicable, to the appropriate government agency or agencies including without limitation the United States Bureau of Land Management and Catron County, New Mexico in order to keep the Property or the Water Rights and Appurtenances in good standing;

(ii)

all amounts of money that would be otherwise due either prior to the exercise of the Option or by November 21, 2014, as applicable, and payable to the other party or parties to the Underlying Agreements in order to keep such agreements in good standing, including without limitation lease and rent payments, taxes, royalty and advance royalty payments, option payments, and so forth;

(c)

promptly complete any and all notice and recording requirements in connection with this Agreement or the Underlying Agreements for which requirements CSCUSA has given the Optionee written notice adequately describing such requirements, and to promptly provide copies of such filings to CSCUSA;

		(d)	In its sole discretion, Optionee may prepay any of the Payments or Obligations set forth in paragraphs 2.1(a) and (b) above.

3.	Section 8.5, Termination Obligations, of the Restated Agreement, is hereby amended to read in its entirety as follows:

	8.5	Termination Obligations. If this Agreement is terminated pursuant to the terms hereof prior to the exercise of the Option, the Optionee will (collectively, the “Termination Obligations”):

(a)

deliver to the Optionors as soon as possible after receipt of written request from the Optionors copies (including without limitation hard copies, and copies in electronic or digital format) of all reports, maps, drill logs, assay results and any other relevant technical data compiled by or otherwise in the possession of the Optionee with respect to the Property;

(b)

remove from the Property within twelve (12) months of the date of termination all mining facilities erected, installed or brought upon the Property by or at the instance of the Optionee, and any such mining facilities remaining on the Property after the expiration of the said period will, without compensation to the Optionee, become the property of the Optionors;

		(c)	complete any Obligations (including, without limitation, paying or reimbursing to CSCUSA any payments that are defined as Obligations hereunder) that are due prior to the date of termination; and

(d)	if not already paid, pay to CSCUSA the US$48,990 Payment set out under Subsection 2.1(a)(iii) prior to the date of termination.

4.	Except as amend and supplement hereby, the Restated Agreement remains in full force and effect.

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IN WITNESS WHEREOF the parties hereto have hereunto executed these presents this 17th day of June, 2014.

COLUMBUS EXPLORATION	SANTA FE GOLD CORPORATION
CORPORATION

/s/ Pierce Carson
/s/ Robert Giustra	Pierce Carson
Robert Giustra	President and CEO
President and CEO

COLUMBUS SILVER (U.S.)
CORPORATION

/s/ Robert Giustra
Robert Giustra
President